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Exhibits 23(e)(1)

                         SELECTED AMERICAN SHARES, INC.
            DISTRIBUTION SERVICES AGREEMENT AND PLAN OF DISTRIBUTION

         AGREEMENT made as of May 1, 1993, by and between SELECTED AMERICAN SHARES, INC., a Maryland corporation (the "Fund"), and SELECTED/VENTURE ADVISERS, L.P. (formerly named Venture Advisers, L.P.), a Colorado limited partnership (the "Underwriter").

         In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Fund hereby appoints Underwriter to distribute shares of the Fund (hereinafter called "shares") in jurisdictions wherein shares of the Fund may legally be offered for sale; provided, however, that the Fund in its absolute discretion may (a) issue or sell shares directly to holders of shares of the Fund upon such terms and conditions and for such consideration, if any, as it may determine, whether in connection with the distribution of subscription or purchase rights, the payment or reinvestment of dividends or distributions, or otherwise; (b) issue or sell shares at net asset value to the shareholders of any other investment company for which Underwriter shall act as exclusive distributor who wish to exchange all or a portion of their investment in shares of such other investment company for shares of the Fund; or (c) issue or sell shares at net asset value in connection with the acquisition of part or all of the assets or equity of any other business entity or as a party to a reorganization, merger or consolidation.

         Underwriter accepts such appointment hereunder and agrees during the term hereof to render the services and to assume the obligation herein set forth for the compensation herein provided. Underwriter will use its best efforts with reasonable promptness to sell such part of the authorized shares of the Fund remaining unissued as from time to time shall be effectively registered under the Securities Act of 1933 ("Securities Act") at prices determined as hereinafter provided and on terms hereinafter set forth, all subject to applicable Federal and state laws and regulations and to the Articles of Incorporation of the Fund. The price the Fund shall receive for all shares purchased from the Fund shall be the net asset value used in determining the public offering price applicable to the sale of such shares.

         Underwriter shall provide such office space and equipment, telephone facilities, personnel, literature, distribution, advertising and promotion as it deems necessary or beneficial for distributing shares of the Fund. Underwriter may provide some or all of these services for


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the Fund directly and may appoint various broker-dealers and other financial services firms ("Firms") to provide such services for existing and potential clients of the Firms.

         This Agreement applies to the single currently authorized class of shares of the Fund. Should the Fund establish any additional class of shares subsequent to the date hereof for which the Fund wishes to appoint Underwriter to arrange for the sale of the shares of such class under the terms of this Agreement, the Fund shall provide Underwriter with written notice to such effect. If Underwriter is willing to sews in such capacity, it shall provide the Fund with a written notice to such effect, whereupon the shares of such class, together with the shares of any currently authorized class of shares referred to above, shall be included in the term "shares hereunder" and the term "Fund" shall refer to each such class of shares.

         Underwriter shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized hereunder, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The services of Underwriter to the Fund under this Agreement are not to be deemed exclusive, and Underwriter shall be free to render similar services or other services to others.

         In carrying out its duties and responsibilities hereunder, Underwriter may, pursuant to separate selling group agreements, appoint various Firms to provide distribution services contemplated hereunder directly to or for the benefit of existing and potential shareholders who may be clients of such Firms. Underwriter, and not the Fund, will be responsible for the payment of compensation to such Firms for such services.

         2. Underwriter may sell shares of the Fund directly to investors. In addition, Underwriter may sell shares of the Fund to or through qualified Firms in such manner not inconsistent with the provisions hereof and the then effective registration statement of the Fund under the Securities Act (including the related prospectus and statement of additional information, collectively referred to hereinafter as the "registration statement"), as Underwriter may determine from time to time, provided that no Firm or other person shall be appointed or authorized to act as agent of the Fund without the prior consent of the Fund.

         Shares of the Fund offered for sale or sold by Underwriter shall be offered or sold at a price per share determined in accordance with the then current prospectus relating to the sale of such shares except as departure from such prices shall be permitted by the rules and regulations of the Securities and Exchange Commission; provided, however, that any public offering price for shares of the Fund shall be the net asset value per share. The net asset value per share of the Fund shall be determined in the manner and at the times set forth in the then current prospectus of the Fund relating to such shares.

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         Underwriter will conform and will require each Firm to conform to the provisions hereof and the registration statement at the time in effect under the Securities Act with respect to the public offering price, manner of sale and payment terms of the Fund's shares, and neither Underwriter nor any such Firms shall withhold the placing of purchase orders so as to make a profit thereby.

         3. The Fund will use its best efforts to keep effectively registered under the Securities Act for sale as herein contemplated such shares as Underwriter shall reasonably request and as the Securities and Exchange Commission shall permit to be so registered. Notwithstanding any other provision hereof, the Fund may terminate, suspend or withdraw the offering of shares whenever, in its sole discretion, it deems such action to be desirable.

         4. The Fund will execute any and all documents and furnish any and all information that may be reasonably necessary, in connection with the qualification of its shares for sale (including the qualification of the Fund as a dealer where necessary, or advisable) in such states or other jurisdictions as Underwriter may reasonably request (it being understood that the Fund shall not be required without its consent to comply with any requirement that in its opinion is unduly burdensome). The Fund will furnish to Underwriter from time to time such information with respect to the Fund and its shares as the Underwriter may reasonably request for use in connection with the sale of shares of the Fund.

         5. Underwriter shall issue and deliver or shall arrange for various Firms to issue and deliver on behalf of the Fund such confirmations of sales made by it as agent pursuant to this Agreement as may be required. At or prior to the time of issuance of shares, Underwriter will pay or cause to be paid to the Fund the amount due the Fund for the sale of such shares. Certificates shall be issued for shares or registered on the transfer books of the Fund in such names and denominations as Underwriter may specify.

         6. Underwriter shall order shares of the Fund from the Fund only to the extent that it shall have received purchase orders therefor. Underwriter will not make or authorize any Firms or others to make any short sales of shares of the Fund. Underwriter, as agent of and for the account of the Fund, may repurchase the shares of the Fund at such prices and upon such terms and conditions as shall be specified in the current prospectus of the Fund. In selling or reacquiring shares of the Fund for the account of the Fund, Underwriter will in all respects conform to the requirements of all state and Federal laws and the Rules of Fair Practice of the National Association of Securities Dealers, Inc., relating to such sale or reacquisition, as the case may be, and will indemnify and hold harmless the Fund from any damage or expense on account of any wrongful act by Underwriter or any employee, representative or agent of


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Underwriter. Underwriter will observe and be bound by all the provisions of the
Articles of Incorporation of the Fund (and of any fundamental policies adopted by the Fund pursuant to the Investment Company Act of 1940, notice of which shall have been given to Underwriter) that at the time in any way require, limit, restrict or prohibit or otherwise regulate any action on the part of Underwriter.

         7. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by Underwriter under this Agreement. The Fund will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) and all taxes and fees payable to the Federal, state or other governmental agencies on account of the registration or qualification of securities issued by the Fund or otherwise. The Fund will also pay or cause to he paid expenses incident to the issuance of shares of beneficial interest, such as the cost of share certificates, issue taxes, and fees of the transfer agent. Underwriter will pay all expenses (other than expenses that one or more Firms may bear pursuant to any agreement with Underwriter) incident to the sale and distribution of the shares issued or sold hereunder including, without limiting the generality of the foregoing, all expenses of printing and distributing any prospectus and of preparing, printing and distributing or disseminating any other literature, advertising and selling aids in connection with the offering of the shares for sale (except that such expenses shall not include expenses incurred by the Fund in connection with the preparation, typesetting, printing and distribution of any registration statement, prospectus or report or other communication to shareholders in their capacity as such), expenses of advertising in connection with such offering, compensation to Firms referred to in Section 1 hereof and sales compensation to Underwriter's registered representatives.

         8. For the services and facilities described herein, the Fund will pay to Underwriter at the end of each calendar month a distribution services fee computed at an annual rate of 0.25% of the average daily net assets of the Fund. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

         9. This Agreement incorporates the plan of the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940 and such plan shall be continued, amended and terminated in accordance with the Rule.

         10. Underwriter is authorized under the Plan of Distribution to utilize monies from any source whatsoever to finance its activities hereunder. To the extent any management fees paid by the Fund may be considered to be indirectly financing any activity or expense that is


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primarily intended to result in the sale of shares within the meaning of Rule
12b-1, the payment of such fees is authorized.

         11. At least quarterly, Underwriter shall prepare reports for the Board of Directors of the Fund showing amounts expended by Underwriter hereunder and the purposes therefor and such other information as from time to time shall be reasonably requested by the Board of Directors.

         12. This Agreement shall become effective on the date hereof and shall continue in effect through August 28, 1993. It shall continue through April 30, 1994, provided it is approved by a vote of a majority of the outstanding voting securities of the Fund. This Agreement shall continue thereafter so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Fund including the directors who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement or in any agreement related to this Agreement.

         To the extent this Agreement incorporates the Rule 12b-1 Distribution Plan, this Agreement may not be amended to increase the amount to be paid to Underwriter for services hereunder without the vote of a majority of the outstanding voting securities of the Fund and all material amendments must in any event be approved by a vote of the Board of Directors of the Fund including the directors who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement or in any agreement related to this Agreement, cast in person at a meeting called for such purpose.

         This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by Underwriter on sixty (60) days' written notice to the other party. The Fund may effect termination with respect to any Fund by a vote of (i) a majority of the Board of Directors, (ii) a majority of the directors who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement or in any agreement related to this Agreement, or
(iii) a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, termination of this Agreement shall not terminate the Distribution Plan incorporated herein (including authorized payment of fees to an underwriter) unless the Board of Directors shall have determined that such plan is terminated.

         The terms "assignment," "interested persons" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder.

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         Upon termination (including non-continuance) of this Agreement, the obligation of the Fund to make payments to the Underwriter shall cease, except that such termination shall not affect the right of Underwriter to receive payments on any unpaid balance of the compensation described in Section 8 earned prior to such termination.

         13. Underwriter will not use or distribute or authorize the use, distribution or dissemination by Firms or others in connection with the sale of shares, any statements, other than those contained in the Fund's current prospectus, except such supplemental literature or advertising as shall be lawful under Federal and state securities laws and regulations, and will furnish the Fund with copies of all such material.

         14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         15. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         16. The Underwriter acknowledges that the use of the term "Selected" in its name is with the acquiescence of the Fund and is subject to revocation at any time by the Board of Directors or by a majority of the directors who are not interested persons of the Fund.

         17. This Agreement shall be construed in accordance with applicable Federal law and the laws of the State of New Mexico.

         IN WITNESS WHEREOF, the Fund and Underwriter have caused this Agreement to be executed as of the day and year first above written.

                                       SELECTED AMERICAN SHARES, INC.

                                       By:/s/______________________________
                                       Title:   President


                                       SELECTED VENTURE ADVISERS, L.P.
                                       By:      Venture Advisers, Inc.
                                                Its General Partner

                                       By:/s/______________________________
                                       Title:   Executive Vice President

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